FOR IMMEDIATE RELEASE

PULASKI FINANCIAL CORP.
COMPLETES SHARE EXCHANGE AND PRIVATE PLACEMENT
(Funds raised to be used to redeem remaining outstanding shares of preferred stock)

ST. LOUIS, MISSOURI, June 26, 2014 – Pulaski Financial Corp. (NASDAQ: PULB) (the “Company”) announced that it completed a share exchange and a private placement offering of common stock, which together will enable the Company to repurchase or redeem all of its outstanding shares of Fixed Rate Perpetual Preferred Stock, Series A, $1,000 per share liquidation preference (the “Preferred Stock”).  The Company issued $32.5 million in liquidation value of the Preferred Stock in January 2009 to the U.S. Department of the Treasury in conjunction with its Capital Purchase Program.  The Treasury sold all of the Preferred Stock to private investors in a Dutch auction that was completed in July 2012.   Subsequent to July 2012, the Company repurchased $25.1 million in par value of its Preferred Stock at a weighted average discount to par of 2.3%, leaving approximately $7.4 million outstanding prior to the transactions completed yesterday.

Share Exchange

The Company issued 68,818 shares of its common stock in exchange for $735,000 in liquidation value of Preferred Stock in a private transaction exempt from registration under the federal securities laws.  For shares issued to non-insiders of the Company, the number of shares of common stock issued in the exchange offer was determined based on a price of $10.49 per share, which was the thirty-day average closing price of the Company’s common stock, multiplied by 0.95.  For insiders of the Company, as required by NASDAQ market rules, the amount of common stock issued in exchange offer was determined based on a price of $11.07 per share, which was the closing price of the common stock immediately preceding the time the Company entered into a binding agreement to issue the securities.  There was no discount on the price of the common stock exchanged with insiders of the Company that participated in the share exchange.

In addition, the Company paid cash for any accrued and unpaid dividends on the Preferred Stock surrendered in the exchange offer.

Private Placement

The Company issued 604,542 shares of its common stock in exchange for $6.7 million in cash in a private transaction exempt from registration under the federal securities laws.  The price per share for the common stock sold was determined in the same fashion as for the share exchange summarized above.  The proceeds from the offering will be used to redeem the shares of Preferred Stock that remained outstanding following the completion of the share exchange.  The Company anticipates redeeming the remaining Preferred Stock by July 31, 2014.

Gary W. Douglass, President and Chief Executive Officer, commented, “It is particularly gratifying that over the past several years we have been able to accomplish our stated goal of repurchasing all of our $32.5 million of Preferred Stock without diluting existing common shareholders.  Today’s transactions allowed us to complete the repurchase of our remaining Preferred Stock, which effective January 2014, carried a 9% non-deductible dividend.  By repurchasing the Preferred Stock with common equity priced well above tangible book value, we strengthened three important metrics.  We increased tangible book value per share, increased run rate earnings per share and strengthened our tangible common equity level and ratio.  Directors purchased $5.9 million worth of common shares in the private placement offering and exchanged $250,000 of Preferred Stock for common shares in the share exchange, reflecting their high level of confidence in our prospects going forward.”

Douglass continued, “With the completion of these transactions and our previously announced plans to convert our current thrift charter to a national bank charter and become a bank holding company, we will continue to take steps that we believe will enhance value for our shareholders.  The charter conversion, which is subject to regulatory approval, is expected to be completed in late 2014.”

About Pulaski Financial

Pulaski Financial Corp., operating in its 92nd year through its subsidiary, Pulaski Bank, offers a full line of quality retail and commercial banking products through 13 full-service branch offices in the St. Louis metropolitan area.  The Bank also offers residential mortgage loan products through loan production offices in the St. Louis, Kansas City and Chicago metropolitan areas, mid- Missouri, southwestern Missouri, eastern Kansas, Omaha, Nebraska, and Council Bluffs, Iowa. The Company’s website can be accessed at www.pulaskibank.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each as on file with the SEC, including the sections entitled “Risk Factors.” These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:
Gary Douglass, Chief Executive Officer
Pulaski Financial Corp.
(314) 878-2210